UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cleco Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

and

Notice of

Annual Meeting

of Shareholders

to be held on

April 21, 2006

March 10, 2006

CLECO CORPORATION

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:00 a.m., Central time, on Friday, April 21, 2006

PLACE	Best Western Inn & Suites and Convention Center of Alexandria 2720 West MacArthur Drive Plantation Room Alexandria, Louisiana 71303

ITEMS OF BUSINESS	(1) To elect three directors each of whom will serve a three-year term expiring in 2009, or until their successors are elected and qualified.

(2)    To ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

(3) To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on February 21, 2006.

ANNUAL REPORT	Our 2005 Summary Review and our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither of which is a part of the proxy soliciting material, are enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. Please mark, sign, date, and promptly return the enclosed proxy card in the postage-paid envelope, or vote through the Internet as described in the enclosed proxy card. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

Judy P. Miller
Corporate Secretary

March 10, 2006

PROXY STATEMENT

CLECO CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 21, 2006

Cleco Corporation is furnishing you this proxy statement because you are a holder of Cleco common stock or preferred stock. The Cleco board of directors is soliciting proxies for use at the Cleco annual meeting of shareholders and at any adjournments or postponements of the annual meeting. The annual meeting will be held at 9:00 a.m., Central time, on Friday, April 21, 2006, at the Best Western Inn & Suites and Convention Center of Alexandria, 2720 West MacArthur Drive, Plantation Room, Alexandria, Louisiana 71303 (please see the map included as Appendix A). The voting stock of Cleco consists of shares of common stock and preferred stock, with each share of common stock and preferred stock entitling its owner to one vote. The holders of common stock and preferred stock vote together as a single class, except in the election of directors, where holders of common stock can cumulate their votes. At the annual meeting, holders of record of Cleco voting stock at the close of business on February 21, 2006 will be entitled to vote upon proposals relating to:

•	the election of three directors each of whom will serve until the annual meeting in 2009, or until their successors are elected and qualified;

•	the ratification of the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

•	the consideration of any other business that may properly come before the meeting.

The board of directors recommends that you vote “FOR” the election of the three nominees for director and “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cleco Corporation’s independent registered public accounting firm.

This proxy statement and the accompanying proxy card are being mailed first on or about March 10, 2006 to record shareholders of Cleco as of the close of business on February 21, 2006.

INTRODUCTION

General

This is the proxy statement of Cleco Corporation. Unless the context clearly indicates otherwise or unless otherwise noted, all references in this proxy statement to “Cleco” mean Cleco Corporation.

Proxy Solicitation

The enclosed proxy is solicited on behalf of the Cleco board of directors to be voted at the annual meeting. The management of Cleco will solicit proxies by mail, telephone, facsimile, the Internet or overnight delivery. Proxies also may be solicited in advertisements and in person by Cleco officers and employees. Cleco has hired Morrow & Company, Inc. to assist in the solicitation of proxies. Morrow’s fee is approximately $7,500 plus expenses. Other than Morrow, no specially engaged solicitors will be retained to solicit proxies. Cleco is responsible for the payment of all expenses of the solicitation, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of Cleco voting stock.

All duly executed proxies will be voted in accordance with their instructions. If no instructions are in an executed proxy, the shares represented by such proxy will be voted at the annual meeting or any adjournments or postponements thereof “FOR” each of the proposals and, in the discretion of the persons named in the proxy, on any other business that may properly come before the annual meeting. Management is not aware of any other matters that are likely to be brought before the annual meeting.

Cleco’s principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and Cleco’s telephone number is (318) 484-7400. Cleco’s homepage on the Internet is located at http://www.cleco.com.

Record Date and Voting Rights

Holders of record of outstanding voting stock as of the close of business on February 21, 2006 are entitled to receive notice of and to vote at the annual meeting. As of February 21, 2006, there were 50,137,351 shares of Cleco common stock outstanding and 218,165 shares of Cleco preferred stock outstanding. As of February 21, 2006, all officers and directors of Cleco, as a group, beneficially owned 3.2% of the outstanding shares of Cleco common stock and 5.3% of the outstanding shares of Cleco preferred stock.

This proxy provides you with the opportunity to specify your approval or disapproval of, or abstention with respect to, the following proposals:

•	Proposal 1—the election of three directors to serve until the 2009 annual meeting of shareholders, or until their successors are elected and qualified; and

•	Proposal 2—the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cleco’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Generally, under Louisiana law and Cleco’s Amended and Restated Articles of Incorporation and Bylaws, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote “cast” and is counted neither “for” nor “against” the matter subject to the abstention. Broker non-votes on matters are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote. Under Louisiana law and Cleco’s Bylaws, a quorum is based upon the number of outstanding shares of voting stock, including shares relating to abstentions.

Election of directors is by plurality of the voting stock, with each holder of Cleco common stock being able to cast as many votes as equal the number of such holder’s shares of common stock multiplied by the number of directors to be elected. Each holder of Cleco common stock may cumulate all or any part of these votes for one or more of the nominees.

The proxy enclosed for record holders of voting stock is for the number of shares registered in your name with Cleco, together with any additional full shares held in your name in Cleco’s Dividend Reinvestment Plan, or DRIP.

If you are an employee of Cleco and participate in the Cleco Savings and Investment Plan (“Savings Plan”), you may vote the number of shares of Cleco common stock equivalent to your interest in the Cleco common stock fund of the Savings Plan as of the close of business on February 21, 2006, the record date for the annual meeting. You also may vote the number of shares of Cleco preferred stock allocated to your account under the Savings Plan as of the record date for the annual meeting. Additionally, if you are an employee of Cleco and participate in the Cleco Employee Stock Purchase Plan (“Stock Purchase Plan”), you may vote the number of shares of Cleco common stock purchased with your payroll deductions as of the record date. In any case, complete and return the proxy card being mailed with this proxy statement. The trustee under the Savings Plan and/or the custodian under the Stock Purchase Plan will vote the shares allocated to your account(s) according to your instructions. If you do not send instructions within the time required, the share equivalents credited to your account(s) will not be voted.

Please call Cleco’s Office of Shareholder Assistance at 1-800-253-2652 with any questions relating to the proposals to be considered at the annual meeting.

Execution and Revocation of Your Proxy

Shares represented by proxies properly signed and returned will be voted at the annual meeting in accordance with the shareholder’s specifications. If a proxy is signed but no voting specification is made, then the shares represented by the proxy will be voted “FOR” the election of the three nominees for director and “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cleco’s independent registered public accounting firm, and in accordance with the recommendations of the Cleco board of directors on any other proposals that may properly come before the annual meeting.

A shareholder who gives a proxy may revoke it at any time before the proxy is voted at the annual meeting. To revoke a proxy, a written instrument signed in the same manner as the proxy must be delivered to the corporate secretary of Cleco at or before the annual meeting. Also, a shareholder who attends the annual meeting in person may vote by ballot at the meeting, thereby canceling his or her proxy.

PROPOSAL NUMBER 1—ELECTION OF THREE CLASS III DIRECTORS

Cleco’s Bylaws provide for the division of Cleco’s board of directors into three classes, Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the number of directors constituting the whole board. Cleco’s board of directors currently has a total of 11 directors: four are in Class I, four are in Class II (including Ray B. Nesbitt, who will retire immediately prior to the 2006 annual meeting, as discussed below), and three are in Class III. The term of each directorship is three years. The terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually. The three Class III director positions are proposed for election this year to serve as members of Cleco’s board of directors until the annual meeting of shareholders in 2009, or until their successors are elected and qualified.

The persons named in the accompanying proxy may act with discretionary authority to cumulate the votes attributable to shares of Cleco common stock represented by the proxy and to vote for other nominees upon the unavailability of a named nominee, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election. Unless a shareholder specifies otherwise, the persons named in the accompanying proxy intend to vote in favor of the nominees listed below. The three persons who receive the most votes cast will be elected as directors.

All of the nominees listed below currently serve as directors of Cleco. Directors who are members of Classes I and II, who are continuing as directors at this time and whose terms of office expire in 2007 and 2008, respectively, are named below following the information concerning the three nominees for election as Class III directors. Mr. Ray B. Nesbitt, who has served as a director since 2001, will retire from the board of directors effective immediately prior to the 2006 annual meeting of shareholders, since he has reached the retirement age for outside directors specified in Cleco’s Bylaws. In January 2006, the board of directors approved a resolution amending Cleco’s Bylaws to reduce the number of directors from eleven to ten, which amendment will become effective upon Mr. Nesbitt’s retirement.

Cleco’s board of directors unanimously has approved the nomination of the three nominees for Class III director and recommends that you vote “FOR” the election of the three nominees for Class III director.

Below is information concerning the three nominees for election as Class III directors at the annual meeting, as well as the continuing Class I and Class II directors, including the business experience of each during the past five years.

Class III Directors (nominees to be elected at the 2006 annual meeting; terms of office expire in 2009)

•	J. Patrick Garrett, who is retired, was employed by Windsor Food Company Ltd., a privately held company engaged in the food processing business, where he served as president and chief executive officer from 1995 until 1999. Mr. Garrett, who is 62 years old, has been a director of Cleco since 1981. Mr. Garrett is chairman of the board of directors and chairman of the Executive, Nominating/Governance and Qualified Legal Compliance Committees. Mr. Garrett also presides over executive sessions of non-management directors.

•	F. Ben James, Jr. has been president of James Investments, Inc., a company primarily engaged in real estate development and international marketing, for more than five years. Mr. James, who is 70 years old, has been a director of Cleco since 1986 and is a member of the Audit and Compensation Committees.

•	Elton R. King, who is retired, was employed as president and chief executive officer of Visual Networks, Inc., a company engaged in providing application performance and network management solutions, from June 2001 until August 2002 and also served as a member of its board of directors during that time. Mr. King retired from BellSouth Telecommunications, Inc. in 1999, where he had been employed for more than five years, serving most recently as the president of its network and carrier services group. Mr. King, who is 59 years old, has been a director of Cleco since 1999 and is a member of the Compensation and Finance Committees.

Class I Directors (terms of office expire in 2007)

•	Sherian G. Cadoria, who is retired, served as president of Cadoria Speaker and Consultancy Service for more than five years before retiring in December 2004. She also retired as Brigadier General of the United States Army in 1990 after a 29-year military career. General Cadoria, who is 66 years old, has been a director of Cleco since 1993 and is a member of the Audit, Nominating/Governance and Qualified Legal Compliance Committees. She is also a director of Christus St. Frances Cabrini Hospital, Alexandria, LA.

•	Richard B. Crowell has been engaged in the practice of law for more than five years as a member of the law firm of Crowell & Owens. Mr. Crowell, who is 67 years old, has been a director of Cleco since 1997 and is a member of the Audit, Nominating/Governance and Qualified Legal Compliance Committees. He is also a director of Whitney Holding Corporation and Whitney National Bank.

•	Michael H. Madison has served as president and chief executive officer of Cleco since May 2005 and as president and chief operating officer of Cleco Power LLC, the wholly owned utility subsidiary of Cleco Corporation, from October 2003 to May 2005. He was state president, Louisiana-Arkansas with American Electric Power from June 2000 to September 2003. Mr. Madison, who is 57 years old, joined Cleco in 2003 and was elected a director by the board of directors in May 2005. Mr. Madison is a member of the Executive Committee.

•	W. L. Westbrook was employed by Southern Company from April 1964 to March 2001 and was its chief financial officer and senior risk officer from 1986 until his retirement in 2001. He was responsible for finance, accounting, tax, risk management and investor relations. Mr. Westbrook was retained as a consultant by Mirant Corporation, a former subsidiary of Southern Company, in August 2002 and served as senior vice president and interim principal accounting officer until March 2003. In July 2003, Mirant Corporation and certain of its subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In January 2006, Mirant Corporation exited bankruptcy. Mr. Westbrook, who is 67 years old, has been a director of Cleco since July 2003 and is chairman of the Audit Committee and a member of the Executive and Finance Committees. He is also a director of Northside Hospital, Atlanta, GA, and serves on the advisory board of the Goizueta School of Business at Emory University.

Class II Directors (terms of office expire in 2008)

•	William L. Marks is a director of and has been chairman and chief executive officer of Whitney Holding Corporation, a bank holding company engaged in commercial, retail and international banking services, as well as brokerage, investment, trust and mortgage services, and Whitney National Bank for more than five years. Mr. Marks, who is 62 years old, has been a director of Cleco since 2001 and is chairman of the Finance Committee and a member of the Compensation and Executive Committees. He is also a director of Adtran, Inc. and serves on the board of trustees of Wake Forest University.

•	Robert T. Ratcliff, Sr. has been chairman, president and chief executive officer of Ratcliff Construction Company, LLC, a company primarily engaged in the design and construction of industrial, commercial and governmental facilities, for more than five years. Mr. Ratcliff, who is 63 years old, has been a director of Cleco since 1993 and is a member of the Audit, Nominating/Governance and Qualified Legal Compliance Committees.

•	William H. Walker, Jr., who is retired, was employed by Howard Weil, Inc., an investment banking firm, as president for more than five years before retiring in 2005. He also served as a member of the board of directors of Howard Weil, Inc. during that time. Mr. Walker, who is 60 years old, has been a director of Cleco since 1996 and is chairman of the Compensation Committee and a member of the Executive and Finance Committees.

Independence and Organization of the Board of Directors

Cleco’s board of directors has delegated some of its authority to six committees. These are the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating/ Governance Committee and the Qualified Legal Compliance Committee. The members of those committees are identified, as appropriate, under “—Class III Directors,” “—Class I Directors” and “—Class II Directors” above. In accordance with current listing standards of the New York Stock Exchange (“NYSE”), Cleco’s board of directors has adopted categorical standards to assist it in making determinations of director independence that are required by the NYSE. These categorical standards were last revised by the board of directors in January 2005 and are included as Appendix B to this proxy statement. The board of directors has determined that all of its directors, except Mr. Madison, who is chief executive officer of Cleco, meet the categorical standards and are independent within the meaning of the current listing standards of the NYSE.

The Executive Committee exercises all powers of the board of directors, as defined and limited by Cleco’s Bylaws, between meetings of the full board whenever it is not desirable or practical to conduct a meeting of the full board. The Executive Committee operates under a written charter adopted by the board of directors in January 2003 and revised in May 2005, a copy of which is posted on Cleco’s Web site at www.cleco.com. The Executive Committee held one meeting during 2005.

The Audit Committee selects the independent registered public accounting firm of Cleco, reviews the scope of audits, reviews and recommends to Cleco’s board of directors financial reporting and accounting practices, and reviews Cleco’s procedures for internal auditing and the adequacy of its system of internal accounting controls. On a quarterly basis, the Audit Committee reviews activity reported through Cleco’s Ethics Helpline, which provides a means for employees to anonymously seek guidance or report allegations of misconduct. The Audit Committee operates under a written charter adopted by the board of directors in April 2000 and revised in October 2005, a copy of which is posted on Cleco’s Web site at www.cleco.com. The Audit Committee held eight meetings, four of which were formal telephone meetings, during 2005.

The Compensation Committee approves, or in some cases recommends to Cleco’s board of directors, remuneration arrangements and compensation plans involving Cleco’s officers and employees and administers the annual incentive compensation program and the granting of stock options, restricted stock and other awards to eligible employees under Cleco’s 2000 Long-Term Incentive Compensation Plan (“LTIP”). The Compensation Committee operates under a written charter adopted by the board of directors in January 2003 and revised in July 2005, a copy of which is posted on Cleco’s Web site at www.cleco.com. The Compensation Committee held seven meetings, two of which were formal telephone meetings, in 2005.

At its May 2005 meeting, Cleco’s board of directors approved the formation of the Finance Committee and appointed Messrs. Marks, King, Nesbitt, Walker and Westbrook to this committee. Mr. Marks was appointed chairman of the Finance Committee which reviews and recommends to the board of directors actions related to Cleco’s dividend and investment policies, corporate financing plans and major financial undertakings. The Finance Committee operates under a written charter adopted by the board of directors in May 2005, a copy of which is posted on Cleco’s Web site at www.cleco.com. The Finance Committee held three meetings in 2005.

The Nominating/Governance Committee considers and makes recommendations to the board of directors with respect to the size and composition of the board, potential candidates for membership on the board, compensation of directors, the effectiveness, structure and operation of the board, nominees for officers of Cleco and its affiliates, and changes to Cleco’s Corporate Governance Guidelines. The Nominating/Governance Committee operates under a written charter adopted by the board of directors in January 2003 and revised in May 2005, a copy of which is posted on Cleco’s Web site at www.cleco.com. The Nominating/Governance Committee held four meetings in 2005.

Cleco’s board of directors held four regular meetings and six special meetings during 2005. Generally, in months when a formal meeting is not held, members of Cleco’s board of directors are provided with written reports regarding the operations of Cleco, may hold informal telephone conference meetings if business needs dictate, and also are consulted informally from time to time with respect to pending business. When necessary, special meetings, including formal telephone meetings, are called as official board meetings to deal with specific action items. Cleco’s Corporate Governance Guidelines provide that executive sessions of non-management directors will be scheduled at the conclusion of all official in-person meetings of the board and its committees, although non-management directors may meet in executive session at any time. During 2005, all directors attended at least 75% of the total number of formal meetings of Cleco’s board of directors and of the committees of Cleco’s board of directors on which such directors served. Directors also are expected to attend each annual meeting of shareholders. The 2005 annual meeting of shareholders was attended by all directors serving at that time.

During 2005, all members of Cleco’s board of directors served as members of the board of managers of Cleco Power LLC, Cleco’s wholly owned utility subsidiary.

Cleco’s Corporate Governance Guidelines

Cleco’s Corporate Governance Guidelines were adopted by the board of directors in January 2002. These guidelines are intended to complement Cleco’s Amended and Restated Articles of Incorporation and Bylaws and address, among other things, the mission, the structure, and the operation of the board of directors. The guidelines may change from time to time as the board of directors may determine such change to be in the best interest of Cleco and its shareholders. The Corporate Governance Guidelines were last revised in July 2005 and are posted on Cleco’s Web site at www.cleco.com. The Corporate Governance Guidelines also are available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000.

Cleco’s Code of Business Conduct & Ethics

Cleco has adopted a Code of Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer and treasurer. Cleco also has adopted Ethics & Business Standards applicable to all employees and the board of directors. In addition, the board of directors has adopted Conflicts of Interest and Related Policies to prohibit certain conduct and to reflect the expectation of the board of directors that its members engage in and promote honest and ethical conduct in carrying out their duties and responsibilities, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships and corporate opportunities. The Code of Conduct, Ethics & Business Standards, Conflicts of Interest and Related Policies, and each board committee charter are posted on Cleco’s Web site at www.cleco.com. Each of these documents also is available free of charge by request sent to: Shareholder Services, Cleco, P.O. Box 5000, Pineville, LA 71361-5000.

Director Nomination Process

Cleco’s Corporate Governance Guidelines set forth Cleco’s method of selecting director nominees and provide for annual evaluations of the board and the board committees as a whole. In connection with these evaluations, which were completed for the first time in 2004, Cleco’s board of directors identified, and the Nominating/Governance Committee compiled, attributes of the board’s incumbent members believed to contribute to the work of the board and its committees, including leadership, accomplishments, skills, diversity, integrity and commitment to board duties. When a position on the board of directors becomes vacant, or if the number of the members on the board of directors is being increased, the Nominating/Governance Committee will review these attributes of the incumbent board members and determine the attributes that, if possessed by the new board member, would likely result in the most significant contribution to the board of directors. Persons recommended to the Nominating/Governance Committee for consideration as nominees for a vacant or new board position will then be evaluated with respect to the attributes determined by the committee to be optimal for the vacant or new position. Following the evaluation, which may involve interviews or other procedures the Nominating/Governance Committee deems appropriate, the committee will make a recommendation to the board of directors regarding a candidate either to be nominated at the next annual meeting of shareholders or elected by the board between such meetings.

Recommendations for potential nominees may come from any source, including members of the board of directors, shareholders, self-recommendations, members of the communities Cleco serves or search firms. All persons recommended for a vacant or new board position will be given equal consideration regardless of the source of the recommendation. Since the board of directors has approved a resolution amending Cleco’s Bylaws to reduce the number of directors to ten immediately prior to the annual meeting, there will not be any vacancy on the board of directors at the annual meeting as a result of Mr. Nesbitt’s retirement. Cleco’s Nominating/Governance Committee did not receive any nominees for election as director at the 2006 annual meeting of shareholders from a shareholder or group of shareholders who individually, or in the aggregate, beneficially owned more than 5% of Cleco’s voting common stock for at least one year.

Any person wishing to make a recommendation for a person to be considered by the Nominating/Governance Committee pursuant to the process described above as a potential nominee to the board of directors should direct the recommendation to the chairman of the Nominating/Governance Committee in care of Cleco’s corporate secretary. However, Cleco is not obligated to nominate any nominee that is recommended to the Nominating/Governance Committee following these processes. Separately, Cleco’s Bylaws contain certain provisions concerning nomination of a director by a shareholder, which are described below under the caption “Proposals by Shareholders.”

Communications with the Board of Directors

The Corporate Governance Guidelines provide for communications with the board of directors by shareholders and other interested persons. In order that shareholders, employees and other interested persons may make their concerns known to the board, Cleco has established a procedure for communications with the board through the non-management chairman of the board. The procedure is intended to provide a method for confidential communication while at the same time protecting the privacy of the members of the board. Any shareholder or other interested person wishing to communicate with the board of directors, or the non-management members of the board may do so by addressing such communication as follows:

Chairman of the Board of Directors

c/o Corporate Secretary

Cleco Corporation

P. O. Box 5000

Pineville, LA 71361-5000

Upon receipt, Cleco’s corporate secretary will forward the communication, unopened, directly to the non-management chairman of the board. The chairman of the board will, upon review of the communication, make a determination as to whether it should be brought to the attention of the other non-management members and/or the management member of the board of directors and whether any response should be made to the person sending the communication, unless the communication was made anonymously.

Compensation of the Board of Directors

Directors who are Cleco employees receive no additional compensation for serving as a director. In 2005, compensation for non-management directors included annual retainer and meeting fees, restricted stock awards, and insurance benefits under a group accidental death and dismemberment plan.

During 2005, each non-management director received an annual retainer of $25,000; an additional annual fee of $3,000 if the director was a chairman of a committee other than the Audit Committee, the chairman of which receives an additional annual fee of $7,500; $1,000 for each day of in-person meeting attendance at a board or committee meeting; and $500 for each day of telephone conference meeting attendance at a board or committee meeting including the informal meetings described above. As chairman of the board of directors, Mr. Garrett receives an additional annual retainer of $65,000. In July 2005, a study of director compensation resulted in the board’s increasing director compensation as follows effective January 1, 2006: Mr. Garrett’s additional annual retainer was increased to $75,000, the additional annual fee paid to each chairman of a committee other than the Audit Committee was increased to $5,000, and the additional annual fee for the chairman of the Audit Committee was increased to $10,000. The chairman of the Executive Committee receives no additional compensation for holding that position. Also each non-management director effective January 1, 2006, will receive meeting fees as follows: $1,750 for each in-person board meeting attended; $1,500 for each in-person Audit Committee meeting attended; $1,350 for each in-person other committee meeting attended; and $500 for each telephone conference meeting of the board or one of its committees attended, including informal telephone conference meetings. In addition, the board of directors granted Mr. Westbrook $10,000 in stock payable in July 2005 to recognize his efforts as chairman of the Audit Committee in connection with Cleco’s preparation for the implementation of the rules under Section 404 of the Sarbanes-Oxley Act of 2002. Annual retainer and meeting fees are paid, at the election of each director, in the form of cash, Cleco common stock, or a combination of both cash and stock. Cleco reimburses directors for travel and related expenses incurred for attending meetings of Cleco’s board of directors and board committees, including travel costs for spouses. During 2005, all non-management directors served the entire year.

Beginning in January 2005, each non-management director receives an annual restricted stock award of Cleco common stock valued at $40,000, not to exceed 5,000 shares of stock in any year. The grant date of the award is the date of the January board meeting each year, and the valuation date of the stock is the first trading day of the year. The number of shares to be issued is determined by dividing 85% of the stock price on the valuation date into $40,000. Directors are not required to provide any consideration in exchange for the restricted stock award. Restrictions on the stock applicable to the award lapse after a six-year period measured from the date of the award or at the director’s retirement if earlier, and the stock cannot be sold or transferred during this period. In July 2005, the board of directors approved a $20,000 grant of restricted stock to Mr. Garrett for service related to his duties as chairman of the board during the past two years.

In July 2005, the board of directors adopted stock ownership guidelines for its members. Under the guidelines, Cleco recommends that its current directors own common stock of Cleco having a value equal to at least five times the annual board retainer. New directors will have three years following their election to the board to meet this recommended stock ownership level, and current directors will have three years following each increase in the annual board retainer to meet this recommended stock ownership level. The intent of the guidelines is to encourage stock ownership by directors. Where the guidelines are not met within the applicable time, the matter will be reviewed by the Nominating/Governance Committee, which may determine to waive the guidelines or to make an appropriate recommendation to the board of directors.

A non-management director may elect to participate in a deferred compensation plan and defer the receipt of all or part of his or her fees, whether payable in cash or Cleco common stock and restricted stock. Benefits are equal to the amount credited to each director’s individual account based on compensation deferred plus applicable investment returns as specified by the director upon election to participate in the plan. Investment options are similar to those provided to participants in Cleco’s Savings Plan and funds may be reallocated between investments at the discretion of the participant with the exception of investments in Cleco common stock. Accounts are payable in the form of a single-sum payment or in the form of substantially equal annual installments, not to exceed 15, when a director ceases to serve on the board or attains a specified age. Cleco is continuing to review the deferred compensation plan to ensure its compliance with the American Jobs Creation Act of 2004. Cleco also provides its non-management directors with $200,000 of life insurance and permanent total disability coverage under a group accidental death and dismemberment plan maintained by Cleco Power LLC, a wholly owned subsidiary of Cleco.

Interests of the Board of Directors

In 2005, no non-management member of Cleco’s board performed services for or received compensation from Cleco or its affiliates except for those services relating to his or her duty as a member of Cleco’s board.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table describes the Cleco common stock and Cleco preferred stock beneficially owned by Cleco directors and nominees, the executive officers named in the Summary Compensation Table below, and the directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days, as in the case of the stock options set forth under the “Options Exercisable Within 60 Days” column in the following table.

All information in the table is as of February 1, 2006, and is based upon information supplied by the directors and officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of Beneficial Ownership of Common Stock					Amount and Nature of Beneficial Ownership of Preferred Stock
	Direct(1)	Options Exercisable Within 60 Days(2)	Other(3)		Percent of Class	Number of Shares(4)		Percent of Class
Directors and Nominees
Sherian G. Cadoria	9,132	22,200	—		*	—		—
Richard B. Crowell	81,283	12,500	130,615	(5)	*	—		—
J. Patrick Garrett	63,356	20,834	—		*	—		—
F. Ben James, Jr.	16,517	20,834	—		*	—		—
Elton R. King	18,018	18,056	—		*	—		—
William L. Marks	19,070	14,167	—		*	—		—
Ray B. Nesbitt	10,517	14,167	—		*	—		—
Robert T. Ratcliff, Sr.	13,086	19,168	—		*	—		—
William H. Walker, Jr.	90,692	19,168	—		*	—		—
W. L. Westbrook	15,709	6,750	—		*	—		—

Named Executive Officers
Michael H. Madison(6)	40,830	—	986		*	103		*
Dilek Samil	39,382	6,000	926		*	96		*
Kathleen F. Nolen	19,897	17,334	8,812		*	780		*
Samuel H. Charlton III	32,480	40,667	1,774		*	185		*
R. O’Neal Chadwick, Jr.	21,031	3,667	2,403		*	250		*
David M. Eppler(7)	60,829	140,001	6,781		*	706		*
All directors, nominees and executive officers as a group (27 persons, including those listed above)	700,141	646,517	247,366	(8)	3.2%	11,643	(8)	5.3%

*	Less than 1% of the outstanding stock of the class.
(1)

“Direct” represents shares as to which each named individual has sole voting or dispositive power, including shares of Cleco common stock allocated under the Savings Plan and shares of common stock granted as restricted stock awards under Cleco’s long-term incentive plans, which include the LTIP and the 1990 Long-Term Incentive Compensation Plan which expired in December 1999. No additional grants can be made under the 1990 plan. Ms. Nolen holds 1 share of common stock and Mr. Charlton holds 6,373 shares of common stock under the Savings Plan. The other executive officers included in the amount shown for all directors, nominees and executive officers as a group hold 10,061 shares of common stock under the

Savings Plan. Shares of common stock awarded under the LTIP that were restricted as of February 1, 2006 were held by the persons in the table above as follows: Mr. Madison, 36,555; Ms. Samil, 22,414; Ms. Nolen, 11,584; Mr. Charlton, 13,465; Mr. Chadwick, 13,243; and the other executive officers included in the amount shown for all directors, nominees and executive officers as a group, 77,838.

(2)	“Options Exercisable Within 60 Days” reflects the number of shares that could be purchased by exercise of options at February 1, 2006 or within 60 days thereafter under Cleco’s long-term incentive plans.
(3)	“Other” represents the number of shares of common stock as to which the named individuals share voting and dispositive power with another person and also represents the equivalent common stock shares convertible from the preferred stock in the Savings Plan.
(4)	“Number of Shares” represents the number of shares of Cleco preferred stock allocated under the Savings Plan that are convertible into Cleco common stock.
(5)	Includes 130,615 shares owned by members of Mr. Crowell’s family and family trusts, for which beneficial ownership is disclaimed.
(6)	Mr. Madison is also a director of Cleco.
(7)	Mr. Eppler retired from Cleco in July 2005.
(8)	The Savings Plan holds Cleco preferred stock that is convertible, at any time, into shares of Cleco common stock; 4,877 shares of Cleco preferred stock, convertible into 46,819 shares of Cleco common stock (.09% of such common stock), have not yet been allocated to accounts of participants in the Savings Plan. Executive officers of Cleco serve with other Cleco employees as the administrators of the Savings Plan and make voting decisions with respect to the unallocated shares. Such shares have been included only once in calculating the beneficial ownership of all officers and directors as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth as of December 31, 2005, each person known to Cleco to be the beneficial owner of more than 5% of the outstanding shares of any class of Cleco’s voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Preferred Stock	JPMorgan Chase Bank Trustee of Cleco’s Savings and Investment Plan 3 Metro Tech Center, 6th Floor, Brooklyn, NY 11245	203,001	(1)	93.05%

Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,892,250	(2)	5.7%

(1)	Based upon information contained in Cleco’s records and those of Cleco’s transfer agent. The 203,001 shares are held by JPMorgan Chase Bank, as successor trustee of the Savings Plan. The 203,001 shares are convertible into 1,948,810 shares of Cleco common stock, subject to antidilution adjustment, or approximately 3.9% of the common stock outstanding as of December 31, 2005. Participants in the Savings Plan have voting rights for shares of Cleco preferred stock allocated to their accounts. The trustee is required to vote unallocated shares in accordance with instructions received from the plan administrator of the Savings Plan. The trustee also holds 856,817 shares of Cleco common stock, which are allocated to the accounts of individual plan participants. The trustee may vote shares of common stock allocated to a participant’s account only in accordance with instructions received from the participant. The combined holdings of the trustee under the Savings Plan, on an as-converted basis with regard to the Cleco preferred stock, are 2,805,627 shares, or 5.6%, of the outstanding shares of Cleco common stock as of December 31, 2005.
(2)	As of December 31, 2005, based solely on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”). These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Cleco’s executive officers and directors, and persons who beneficially own more than 10% of a registered class of Cleco’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Cleco’s equity securities. To Cleco’s knowledge, based solely on review of the copies of such reports furnished to Cleco, for the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% shareholders were satisfied.

EXECUTIVE COMPENSATION

General

The Summary Compensation Table below sets forth individual compensation information for the chief executive officer, Cleco’s former chief executive officer, who retired in July 2005, and the four other most highly paid executive officers of Cleco and certain affiliates for services rendered in all capacities to Cleco and its affiliates during the fiscal years ended December 31, 2005, December 31, 2004, and December 31, 2003.

Summary Compensation Table

Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Number of Securities Underlying Options	LTIP Payouts(3)	All Other Compensation(4)
Michael H. Madison(5) President and Chief Executive Officer— Cleco Corporation	2005 2004 2003	$359,813 285,000 63,577	$494,063 196,820 —	$21,285 14,553 2,025	— — 9,000	$157,598 — —	$11,134 10,160 48,950

Dilek Samil President and Chief Operating Officer— Cleco Power LLC	2005 2004 2003	$280,390 245,000 228,077	$293,988 153,430 22,500	$20,917 19,189 14,441	— — 1,840	$411,045 — —	$3,856 3,446 3,545

Kathleen F. Nolen Senior Vice President and Chief Financial Officer— Cleco Corporation	2005 2004 2003	$190,935 154,427 148,846	$158,494 77,663 —	$10,260 8,920 6,219	— — —	$191,809 — —	$8,533 6,795 7,109

Samuel H. Charlton III Senior Vice President and Chief Operating Officer— Cleco Midstream Resources LLC	2005 2004 2003	$218,000 218,000 218,000	$208,637 122,419 —	$14,418 13,961 11,867	— — —	$318,588 — —	$9,655 8,268 7,692

R. O’Neal Chadwick, Jr. Senior Vice President and General Counsel— Cleco Corporation	2005 2004 2003	$217,700 198,851 188,661	$188,579 107,734 —	$13,417 11,021 7,277	— — 2,600	$277,669 — —	$7,384 7,967 8,018

David M. Eppler(6) Retired President and Chief Executive Officer—Cleco Corporation	2005 2004 2003	$228,848 423,850 415,000	$417,775 371,770 —	$27,119 52,886 41,558	— — 5,700	$1,318,865 — —	$8,785 8,383 8,330

(1)	The “Bonus” column includes cash awards that are payable or have been paid to executive officers for the following:
•	An annual incentive compensation program under which participants may receive incentive compensation determined by the performance of Cleco and the individual participants;

•	Merit lump-sum payments received by certain named executive officers; and

•

For 2005, the “Bonus” column also includes the gross cash value of a stock award granted to named executive officers in recognition of their continued service to Cleco through the resolution of the Perryville Energy Partners, L.L.C. and Perryville Energy Holdings LLC (the “Perryville”) bankruptcy process. The award was paid net of applicable taxes in the form of Cleco common stock pursuant to the provisions of the LTIP. The shares vested as of December 31, 2005 and carry no restrictions. Since Mr. Eppler retired on July 1, 2005 and is no longer eligible to receive awards under the LTIP, his award was paid in cash.

(2)	For 2005, 2004, and 2003, the “Other Annual Compensation” column includes dividends paid on restricted stock awards under the LTIP. Dividends on restricted stock are paid quarterly and at the same rate as dividends on Cleco common stock.
(3)	Restricted stock awards granted under the LTIP are reported under the “LTIP—Grants in January 2005” and the “LTIP—Grants in May 2005” tables below. The number and value of the aggregate restricted stock holdings at December 31, 2005 for each of the named executive officers were as follows:

•	Mr. Madison—25,875 shares with a value of $539,494;

•	Ms. Samil—23,654 shares with a value of $493,186;

•	Ms. Nolen—11,987 shares with a value of $249,929;

•	Mr. Charlton—16,020 shares with a value of $334,017;

•	Mr. Chadwick—14,908 shares with a value of $310,832.

The “LTIP Payouts” column includes the value of restricted stock and opportunity shares (as defined under “Long-Term Incentive Plan” below) awarded under the LTIP that vested in the following years and the related tax gross-up amounts:

•	2005—relating to the performance period January 1, 2003 to December 31, 2005;

•	2004—relating to the performance period January 1, 2002 to December 31, 2004; and

•	2003—relating to the performance period January 1, 2001 to December 31, 2003.

No awards were made during 2003 or 2004 based on Cleco’s performance under the LTIP.

(4)	The “All Other Compensation” column includes the following:

•	Amounts contributed or accrued by Cleco under the Savings Plan on behalf of the named executive officers as follows:

	2003	2004	2005
Mr. Madison	$1,315	$8,200	$9,333
Ms. Samil	3,407	3,308	3,534
Ms. Nolen	7,091	6,777	8,400
Mr. Charlton	6,882	7,458	8,316
Mr. Chadwick	8,000	7,949	7,251
Mr. Eppler	8,000	8,053	8,400

•	Term life insurance premiums paid for the benefit of the named executive officers as follows:

	2003	2004	2005
Mr. Madison	$135	$810	$810
Ms. Samil	138	138	322
Ms. Nolen	18	18	133
Mr. Charlton	810	810	1,339
Mr. Chadwick	18	18	133
Mr. Eppler	330	330	385

•	In 2005 and 2004, Cleco reimbursed Mr. Madison for $991 and $1,150, respectively, in membership dues paid to the Southern Trace Golf Course and Club. In 2003, Mr. Madison received a relocation bonus of $47,500.

(5)	Mr. Madison joined Cleco in October 2003.
(6)	Mr. Eppler retired from Cleco in July 2005.

Stock Option Plans

Options to purchase shares of Cleco common stock are outstanding under two plans. The first plan is the 1990 Long-Term Incentive Compensation Plan adopted and maintained by Cleco Power LLC, a wholly owned subsidiary of Cleco. An aggregate of 1,600,000 shares of Cleco common stock was reserved for issuance under the 1990 plan. The 1990 plan expired in December 1999, and no additional grants can be made under the 1990 plan. As of December 31, 2005, grants of stock options representing 551,660 shares of Cleco common stock were outstanding under the 1990 plan. Under the LTIP, certain officers, employees and non-management directors of Cleco may receive restricted stock, stock options, common stock equivalent units, stock appreciation rights and certain other awards. An aggregate of 3,200,000 shares of Cleco common stock has been reserved for issuance under the LTIP. As of December 31, 2005, grants of stock options representing 472,069 shares of Cleco common stock were outstanding.

Option Grants

No stock options were granted during 2005.

The table below lists, for each of the persons in the Summary Compensation Table, the number of shares of Cleco common stock acquired upon the exercise of options during 2005; the aggregate dollar value realized upon the exercise of such options; and the total number of exercisable and unexercisable options held on December 31, 2005.

Aggregate Options Exercised in 2005 and Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the Money Options at December 31, 2005(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael H. Madison	—	—	—	9,000	—	$40,275
Dilek Samil	—	—	6,000	4,840	$2,850	9,889
Kathleen F. Nolen	—	—	17,334	4,666	21,309	—
Samuel H. Charlton III	—	—	40,667	2,333	23,510	—
R. O’Neal Chadwick, Jr.	3,333	$9,399	3,667	5,100	4,017	11,960
David M. Eppler	—	—	164,001	—	199,000	—

(1)	The closing price of Cleco common stock at December 31, 2005 was $20.85.

Grant of Stock Options to the Chief Executive Officer

In January 2006, the Compensation Committee of the board of directors (the “Committee”) approved, and the full board of directors ratified, the grant of nonqualified stock options to purchase 60,000 shares of Cleco common stock to Mr. Madison. These options were granted to provide incentive and rewards to Mr. Madison for implementation and execution of strategic corporate initiatives, to bring Mr. Madison’s total direct compensation further into line with the market, and to align his incentive potential with the interests of shareholders. The exercise price of the options is $22.00, the average of the high and low prices (rounded to the nearest eighth) of Cleco common stock on the date of the grant. The options vest in one-third increments per year beginning on the third anniversary of the date of the grant, as long as Mr. Madison remains a Cleco employee, and expire ten years from the date of grant.

Long-Term Incentive Plan

The “LTIP—Grants in January 2005” table below describes restricted stock grants made on January 1, 2005 under the LTIP.

In May 2005, restricted stock grants were awarded to Mr. Madison, Ms. Samil, and Ms. Nolen upon their promotions to new positions within Cleco. The award (transition grant) was made under the LTIP and includes time-based restricted stock grants with a three-year restriction period and no tax gross-up. The transition grants were awarded to close the gap between what the officers would have received on January 1, 2005 had they been in their new positions and what these officers actually received on January 1, 2005. The “LTIP—Grants in May 2005” table below describes these transition grants. Two other officers promoted in May 2005 also received an award under the LTIP and this transition grant.

Restricted stock grants are made in a target amount that is subject to forfeiture, in whole or in part, if specified performance goals are not attained during a designated three-year performance cycle. The number of shares granted is listed in the “Number of Shares” column. During the performance cycle, the recipient of the grant is the record owner of these securities and, as such, is entitled to vote the shares and receive dividends. The recipient cannot sell, pledge, or otherwise transfer the shares during the cycle, except as provided for in the LTIP. If performance goals are achieved, restricted stock is awarded at the end of the performance cycle but is subject to an additional three-year holding period before it can be sold or otherwise transferred.

Prior to 2004, the Committee established total shareholder return, performance on growth in net income, and return on investment as LTIP measures. For the LTIP cycle beginning January 1, 2004, the Committee established total shareholder return (defined as the Cleco common stock price appreciation plus dividends paid during the performance cycle) as the LTIP measure, based on its determination that such measure is more consistent with market practice.

The amounts listed in the “Number of Threshold Shares” column represent the restricted stock grants that will vest only if the threshold goal is attained during the performance cycle. The amounts listed in the “Number of Target Shares” column represent the restricted stock shares that will vest if the target level of the performance goal is attained during the performance cycle. No portion of the restricted stock shares will vest if comparative total shareholder return is less than the pre-established performance level of the 30th percentile of a peer group selected by the Committee. For 2005, the Committee approved the use of companies in the S&P Small and MidCap Electric Utilities Index, with the performance of the top two and bottom two companies removed from the final comparison for incentive plan purposes. For 2006, the Committee approved the use of companies in the S&P Small and MidCap Electric Utilities Index, with the performance of the top and bottom companies removed from the final comparison for incentive plan purposes. Once the performance level is determined, the vesting schedule for restricted stock grants is as follows:

•	Threshold performance on total shareholder return at the 30th percentile provides a 30% award payout.

•	Target performance on total shareholder return at the 50th percentile provides a 100% award payout.

Restricted stock vesting for performance above the threshold level and below the target level is prorated.

The amounts listed under the “Number of Maximum Shares” column represent the number of performance-based restricted stock shares that vest at the target level and the number of performance-based “opportunity shares” that will vest between the target and maximum levels established by the Committee. Opportunity shares are common stock equivalent units that are awarded in connection with a restricted stock grant. The award of common stock equivalent units does not entitle the recipient to the rights of a shareholder until the issuance of Cleco common stock at the end of the performance cycle. The common stock equivalent units vest based on performance above target level for total shareholder return. The vesting or payout schedule for the opportunity shares included in this column, based on Cleco’s performance on total shareholder return is as follows:

•	No awards of opportunity shares vest if Cleco’s performance is at or below the 50th percentile on total shareholder return.

•	Maximum performance provides 100% opportunity shares award payout, which is equal to 100% of the number of target shares of restricted stock, for total shareholder return performance at the 100th percentile.

The number of common stock equivalent units or opportunity shares vested for performance above the target level and below the maximum level is prorated. Cleco common stock issued in satisfaction of an opportunity share is subject to a three-year holding period from the date of issuance.

LTIP—Grants in January 2005

Name	Number of Shares	Performance or Other Period until Maturation or Payout	Estimated Future Payouts
			Number of Threshold Shares	Number of Target Shares	Number of Maximum Shares
Michael H. Madison	8,255	1/1/2005–12/31/2007	2,477	8,255	16,510
Dilek Samil	6,729	1/1/2005–12/31/2007	2,019	6,729	13,458
Kathleen F. Nolen	2,850	1/1/2005–12/31/2007	855	2,850	5,700
Samuel H. Charlton III	4,363	1/1/2005–12/31/2007	1,309	4,363	8,726
R. O’Neal Chadwick, Jr.	4,403	1/1/2005–12/31/2007	1,321	4,403	8,806
David M. Eppler	15,946	1/1/2005–12/31/2007	4,784	15,946	31,892

LTIP—Grants in May 2005

Name	Number of Shares
Michael H. Madison	4,450
Dilek Samil	825
Kathleen F. Nolen	1,175

Equity Compensation Plan Information

Cleco has compensation plans under which equity securities of Cleco are authorized for issuance as approved by shareholders. Cleco does not have any such plans that have not been approved by shareholders. The Employee Stock Purchase Plan (“Stock Purchase Plan”), which was approved by shareholders in April 2000, is available to all regular, full-time, and part-time employees of Cleco and its participating affiliates, except officers, general managers, and employees who own 5% or more of Cleco stock. The Stock Purchase Plan provides a means for employees to purchase shares of Cleco common stock through payroll deductions. The Long-Term Incentive Compensation Plans are described above under “Stock Option Plans” and “Long-Term Incentive Plan.” The following table provides information about compensation plans under which equity securities of Cleco were authorized for issuance at December 31, 2005.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants or Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by shareholders
Employee Stock Purchase Plan	5,666	(1)	$20.443	486,828
Long-Term Incentive Compensation Plans	1,023,729		$20.013	1,968,578	(2)

Total	1,029,395		$20.016	2,455,406

(1)	The number of options in column (a) for the Stock Purchase Plan represents the number of options granted at December 31, 2005, based on employee withholdings and the option grant calculation under the plan.
(2)

Stock options and restricted stock may be issued pursuant to the LTIP. This plan requires the number of securities available to be issued to be reduced by the number of options and the number of restricted shares previously awarded, net of forfeitures. At December 31, 2005, there were 396,797 shares of restricted stock awarded, net of forfeitures, pursuant to the LTIP. New options or restricted stock cannot be issued pursuant to the 1990 Long-Term Incentive Compensation Plan (the “1990 plan”), which expired in December 1999. However, stock options issued prior to December 1999 under the 1990 plan remain outstanding until they expire (generally the tenth anniversary of the grant date).

Retirement Plans

Cleco’s executive officers are participants in the Savings Plan, the Pension Plan, and a Supplemental Executive Retirement Plan, or SERP, all of which are maintained by Cleco Power LLC. Contributions made in 2005 to the Savings Plan for the benefit of the named executive officers are listed in the Summary Compensation Table.

Pension Plan

The Pension Plan generally covers employees of Cleco who have attained age 21 and completed one year of service. The monthly benefit payable under the Pension Plan at the normal retirement age of 65 is an amount determined with reference to a participant’s “compensation base” and years of service (not to exceed 35 years) at termination of employment. A participant’s “compensation base” is calculated by averaging compensation paid during the highest successive five completed calendar years during the ten years prior to termination of employment. Compensation is determined taking into account the salaries and bonuses reflected in the “Salary” and “Bonus” columns of the Summary Compensation Table. However, the compensation that may be taken into account under the Pension Plan is subject to an annual limit under the Internal Revenue Code (the “Code”), which in 2005 was $210,000. Benefits under the Pension Plan are fully vested upon the completion of five years of service. The maximum annual benefit payable under the Pension Plan for employees who retired in 2005 is the lesser of $170,000, a limitation imposed by the Code, or 100% of “average compensation,” as defined in the Code. Payments from the Pension Plan are not reduced for Social Security benefits.

As of December 31, 2005, the following individuals had the following years of service credited under the Pension Plan:

• Mr. Madison	2 years

• Ms. Samil	4 years

• Ms. Nolen	22 years

• Mr. Charlton	4 years

• Mr. Chadwick	5 years

Mr. Eppler retired in July 2005.

SERP

Cleco Power LLC maintains a Supplemental Executive Retirement Plan, or SERP, for the benefit of key executives of Cleco and its affiliates when designated by the Committee. The SERP benefit is a percentage of each participant’s eligible compensation, reduced by any amount payable from Cleco’s Pension Plan or the tax-qualified defined benefit pension plans of other employers. Under the SERP, eligible compensation is based upon the sum of the highest annual salary paid during the five years prior to termination of employment and the average of the three highest annual incentive compensation plan awards paid to the participant during the preceding 60 months. In the event of a change in control, Cleco will make a contribution to a rabbi trust to fund the benefit obligation.

As of December 31, 2005, the chief executive officer and the four other most highly compensated executive officers of Cleco participated in the SERP. The following table illustrates the combined estimated annual benefit payable from both the Pension Plan and the SERP at age 65 to persons at specified compensation levels. Benefits are computed on a joint and 100% survivor annuity basis. Mr. Eppler, who retired in July 2005, receives a SERP benefit of approximately $26,000 per month, reduced by any pension benefits payable.

	Years of Service at Retirement
Final Total Compensation	15	20	25	30	35
$125,000	$81,250	$81,250	$81,250	$81,250	$81,250
150,000	97,500	97,500	97,500	97,500	97,500
175,000	113,750	113,750	113,750	113,750	113,750
200,000	130,000	130,000	130,000	130,000	130,000
225,000	146,250	146,250	146,250	146,250	146,250
250,000	162,500	162,500	162,500	162,500	162,500
300,000	195,000	195,000	195,000	195,000	195,000
400,000	260,000	260,000	260,000	260,000	260,000
450,000	292,500	292,500	292,500	292,500	292,500
500,000	325,000	325,000	325,000	325,000	325,000

Other

Mr. Madison, Ms. Samil, Ms. Nolen, Mr. Charlton, and Mr. Chadwick may elect to participate in a deferred compensation plan and defer the receipt of up to 50% of salary and up to 100% of bonus and option gain. Benefits are equal to the amount credited to each executive’s individual account based on compensation deferred plus applicable investment returns as specified by the executive upon election to participate in the plan. Investment options are similar to those provided to participants in Cleco’s Savings Plan, except for the Cleco stock investment option, and funds may be reallocated between investments at the discretion of the participant. Executives participating in the deferred compensation plan do not have the option of investing in Cleco common stock. Benefits generally are payable when an executive retires or attains a specified age, subject to rules under the American Jobs Creation Act of 2004.

Employment Agreements and Change in Control

Cleco has executive employment agreements with Mr. Madison, Ms. Samil, Ms. Nolen, Mr. Charlton, and Mr. Chadwick and other executive officers and general managers of Cleco. Each agreement provides generally for the payment of a minimum annual salary, participation in all Cleco benefit plans and programs applicable to Cleco’s executive officers, and reimbursement of employment-related expenses incurred during the term of employment. Under the agreements, the 2006 base salaries for the individuals named in the Summary Compensation Table are as follows:

• Mr. Madison	$425,000

• Ms. Samil	$300,000

• Ms. Nolen	$222,000

• Mr. Charlton	$218,000

• Mr. Chadwick	$225,000

Each agreement provides for an initial three-year term that renews annually for one additional year, unless either Cleco or the executive officer gives notice prior to renewal that such officer’s term of employment will not be extended. The agreements also generally require, among other things, the executives not to disclose confidential information related to Cleco and, for a period of one year after termination, not to hire Cleco officers, employees or agents, or solicit or divert any customer or supplier of Cleco.

Severance Payments

No severance is payable if Cleco terminates an executive for cause or the executive terminates other than on account of a constructive termination (generally, a material reduction in base compensation, authority or duties).

If the executive terminates on account of death or disability, he or she is entitled to a prorated bonus for the year of termination. If Cleco terminates the executive, without cause, or the executive terminates on account of a constructive termination, he or she is entitled to the following: (a) payment of at least 100% of his or her annual base compensation; (b) payment of an incentive bonus payable in the target amount for the year of termination; (c) full vesting of service requirements under the SERP; (d) continued group medical coverage paid for by Cleco for up to 18 months after such termination; and (e) payment of certain relocation benefits. Severance benefits are payable to other executive officers and certain key managers.

Change in Control

If a change in control occurs and Cleco terminates the executive’s employment without cause or the executive terminates his or her employment for good reason, either within 60 days before or 36 months after such change, the executive will receive change in control benefits in lieu of any severance obligation otherwise payable under the agreement. The term “change in control” is defined in the LTIP and generally includes the following events:

•	Any person or group becomes the direct or indirect beneficial owner of 20% or more of Cleco’s outstanding voting securities;

•	The majority of Cleco’s board changes during a 24-month period;

•	As a result of a merger or consolidation, less than 80% of the surviving corporation’s outstanding voting securities are owned by former Cleco shareholders (excluding the affiliates of any party to the transaction);

•	Cleco sells, leases or otherwise disposes of all or substantially all of its assets;

•	Cleco’s shareholders approve a plan of dissolution or liquidation;

•	Cleco sells, leases or otherwise disposes of all or substantially all of its interest in Cleco Power LLC; or

•	Certain other significant events that Cleco would be required to report in a proxy statement.

The change in control benefits provided under the agreements for the named executive officers consist of: (a) an amount equal to three times the executive’s annual base compensation plus target incentive; (b) accelerated vesting, lapse of restrictions and all performance objectives being deemed satisfied as to any outstanding grants or awards of target and opportunity shares made to the executive under Cleco’s long-term incentive plans; (c) full vesting of service requirements under the SERP and a minimum benefit; (d) an amount equal to Cleco’s maximum matching contribution obligation under the Savings Plan for a three-year period; (e) continued group medical coverage paid for by Cleco for up to three years or until similar coverage is obtained; and (f) certain relocation benefits.

In the event of a change in control, cash payments (for item (a) above) under the agreements for the individuals named in the Summary Compensation Table, using the base annual compensation and target incentive for 2006, would be approximately as follows:

• Mr. Madison	$2,167,500

• Ms. Samil	$1,395,000

• Ms. Nolen	$965,700

• Mr. Charlton	$915,600

• Mr. Chadwick	$978,750

Change in control benefits are provided to other executive officers and certain key managers.

Business Transaction

If the executive’s employment with Cleco and its affiliates is involuntarily terminated on account of a business transaction, other than for cause, the executive is entitled to the following: (a) payment of at least 100%

of his or her annual base compensation; (b) an incentive bonus payable in the target amount for the year of termination; (c) accelerated vesting, lapse of restrictions and all performance objectives being deemed satisfied as to any outstanding grants or awards of target and opportunity shares made to the executive under Cleco’s long-term incentive plans; (d) full vesting of service requirements under the SERP and a minimum benefit; (e) continued group medical coverage; and (f) relocation benefits. A business transaction is defined as the sale, lease or other disposition of all or a substantial portion of the assets of (or interests in) Cleco or an affiliate, to an entity other than another affiliate, as determined by the Committee, other than a transaction that constitutes a change in control. In the event of such a transaction involving Cleco Midstream Resources LLC, Mr. Charlton would receive an enhanced benefit equivalent to that received under a change in control.

Tax Payment

Payments to Mr. Madison, Ms. Samil, Ms. Nolen, Mr. Charlton, and Mr. Chadwick in connection with a change in control or business transaction will be increased, to the extent necessary, to offset the effects of any golden parachute excise taxes payable with respect to such payments. The agreements for other executive officers and certain key managers provide similar benefits or that benefits will be cut back in an amount sufficient to avoid applicable excise taxes.

Compensation Committee Report on Executive Compensation

The Committee, composed entirely of independent directors (see “Proposal Number 1—Election of Three Class III Directors—Independence and Organization of the Board of Directors” above), is responsible for implementing or making recommendations to the board of directors with respect to Cleco’s officer compensation programs. The Committee has retained the services of executive compensation consultants to provide professional assistance, data and advice regarding pay practices at Cleco. This report describes the basis on which such 2005 compensation determinations or recommendations were made by the Committee with respect to Cleco’s executive officers and provides specific information regarding compensation of Cleco’s executive officers as a group. Cleco’s chief executive officer and the four other most highly compensated executive officers are sometimes referred to as the “Named Executives.” For 2005, this group also includes Cleco’s former chief executive officer, who retired during the year.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1,000,000 in a taxable year the deduction Cleco may claim for compensation paid to an executive officer, unless certain performance-based requirements are met. The Committee has taken action where possible and considered appropriate to preserve the deductibility of compensation paid to Cleco’s executive officers. The Committee also may award compensation that might not be fully tax deductible when such grants are nonetheless in the best interests of Cleco and its shareholders. Cleco generally will be entitled to take tax deductions relating to compensation that is performance-based, which may include cash incentives, stock options, restricted stock, restricted stock units, and other performance-based awards.

Under the LTIP, which was presented to Cleco shareholders and approved at the 2000 annual meeting, the Committee has the discretion to determine whether to make grants or awards contingent upon the achievement of objective performance goals necessary to qualify as performance-based compensation under Section 162(m). At the 2005 annual meeting, shareholders voted to renew the performance goals set forth in the LTIP in order to allow certain grants and awards to continue to qualify as performance-based compensation deductible under Code Section 162(m). The Committee will continue to review Cleco’s executive compensation practices to determine if elements of executive compensation qualify as “performance-based compensation” under the Internal Revenue Code and will seek to preserve tax deductions for executive compensation to the extent consistent with the Committee’s determination of compensation arrangements necessary and appropriate to achieve Cleco’s business goals and align with the interests of shareholders.

Compensation Philosophy and Overall Objective of Executive Compensation Programs

Cleco seeks to ensure that executive compensation is linked directly to corporate performance and increased shareholder value, and is comparable with pay practices similar to those of comparable electric utilities and energy services companies. Each year, the Committee, in making compensation decisions and recommendations, and the board of directors, in considering recommendations of the Committee and approving compensation levels, reviews Cleco’s performance and compares such performance to specified internal and external performance standards. The following guidelines are used by the Committee to make compensation decisions and recommendations:

•	Provide variable compensation opportunities that are linked directly to the financial and operational performance of Cleco and are aligned with the interests of Cleco’s shareholders.

•	Provide incentives to increase corporate performance and shareholder value relative to the level achieved at comparable electric utilities and energy services companies. When compared to the market, Cleco’s performance orientation places more emphasis on the performance-based components of compensation than its peer group, as validated by Cleco’s executive compensation consultants.

•	Establish executive officer base pay levels somewhat below the 50th percentile of the competitive market, while providing incentive award opportunities above the 50th percentile when specific performance objectives are achieved.

•	Provide a competitive total compensation package that has a significant “at-risk” component and enables Cleco to attract and retain key executives.

As part of its annual assessment of the compensation program for executives, the Committee also reviews the total compensation and benefits implications for various employment and termination scenarios or “tally sheets” for Cleco’s top executive officers.

Compensation Program Components

In general, the compensation program for executive officers currently is comprised of base salary, annual performance-related incentive pay, performance-based awards of restricted stock and related opportunity shares (additional stock awards based on exceeding company performance targets), and periodic grants of stock options. Beginning in 2006, common stock equivalent units will be granted to the executive officers. For employee retention and recognition purposes, limited use of time-based restricted stock awards is considered from time to time in support of business needs. The awards of performance-based restricted stock, related opportunity shares, time-based restricted stock, and grants of stock options are made under the LTIP. The components of the compensation program for Cleco’s executive officers are explained further below.

Base Salaries

Base pay levels are largely determined through comparisons with those of companies in a peer group selected on the basis of similarity of scope and operational business mix to Cleco (“Base Peer Group”). Data from this Base Peer Group are then regressed to mitigate the impact of size on compensation levels, and more accurately reflect the fact that Cleco is smaller than some other companies in the group. For 2005, the Base Peer Group consisted of the following 17 companies: Alliant Energy Corporation; Ameren Corporation; Black Hills Corporation; CH Energy Group, Inc.; DPL, Inc.; DQE, Inc.; DTE Energy Company; El Paso Electric Company; Entergy Corporation; Great Plains Energy Inc.; NSTAR; Otter Tail Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; PPL Corporation; SCANA Corporation; and UniSource Energy Corporation. For 2006, the Committee approved the removal of one company (DTE Energy Company) from the Base Peer Group due to its size, and replaced this company with IDACORP, Inc. Individual position comparisons are based on the responsibilities of the specific executive and the appropriate competitive market comparison. Actual salaries are based on individual performance contributions within an overall salary and total compensation administration program. While the actual relationship may vary from year to year, it is Cleco’s policy to set base pay levels for Cleco’s executive officers, including the Named Executives, somewhat below the 50th percentile of the competitive market. Including 2005 base salary increases, actual base pay levels for Cleco’s executive officers as a group, including the Named Executives, were consistent with this policy. Increases in base salaries for 2005 for continuing executive officers were recommended by the Committee and approved by the board of directors in January 2005. In May 2005, three of the Named Executives, including the chief executive officer, received market-based base pay and annual incentive target adjustments to recognize mid-year promotions resulting from the retirement of the former chief executive officer and Cleco’s succession plans.

For 2006, increases approved for the Named Executives averaged 3.4%. In considering individual performance or contributions and base salary levels as compared to the market, merit lump sum payments may be awarded in place of base salary increases to certain executives, including the Named Executives, to recognize positive performance when base pay is already competitive with market compensation values.

Annual Incentive Plan (AIP)

Cleco’s executive officers are eligible to participate in an annual incentive compensation program. The objective of the AIP is to deliver competitive levels of bonus opportunity, based on the attainment of specific short-term financial and operational objectives. The Committee selects performance measures in the AIP that contribute to enhanced shareholder value and reinforce behavior that contributes to consistent growth of Cleco. Using size-adjusted market compensation data, the Committee establishes total target annual bonus levels intended to be above the 50th percentile bonus levels versus companies in a selected comparator group that is of similar size and scope as Cleco. All of the companies used in this competitive analysis are included in either the Edison Electric Institute Index or the S&P Small and MidCap Electric Utilities Index. The Edison Electric Institute Index is provided in the Performance Graph included in this proxy statement (on page 28) for common stock performance comparison purposes as it continues to be a widely recognized and used representation of Cleco’s overall industry. Based on Cleco’s size and scope of operations for 2005, the Committee approved the use of companies in the S&P Small and MidCap Electric Utilities Index, with the performance of the top two and bottom two companies removed from the final comparison for incentive award purposes (the “Incentive Plan Peer Group”). Companies in this Incentive Plan Peer Group include some of the companies listed in the Edison Electric Institute Index, as well as Equitable Resources Inc.; National Fuel Gas Company; Oneok Inc.; and Questar Corporation. Targeted awards for Cleco’s corporate officers under this program range from 12% to 65% of base salary. Awards are paid in the first quarter of the year following the year for which the award is earned. The amounts of actual individual awards are further subject to the discretion of the Committee and may be increased or decreased by up to 25%. For 2005, Cleco’s AIP focused on corporate financial and non-financial measures. The corporate financial performance objectives comprised approximately 55% of the total target bonus levels and were based on earnings-per-share goals and Cleco’s return on average equity in relation to that of companies in the Incentive Plan Peer Group. The corporate non-financial measures related to safety, performance management and customer satisfaction, which together comprised 45% of total target bonus levels. Based on actual results, the maximum award that can be earned under the AIP formula is 155% of target. For 2006, the Committee has again approved the use of companies in the S&P Small and MidCap Electric Utilities Index as the AIP peer group. However, only the performance of the top and bottom companies will be removed from the final comparison for incentive award purposes due to a decrease in the number of companies now included in the S&P Small and MidCap Electric Utilities Index.

Based on Cleco’s 2005 performance, the Committee approved awards at 148.3% of target annual bonus levels as specified in the AIP.

Long-Term Incentive Compensation Plan (LTIP)

The Committee supports increased stock ownership by Cleco’s key executives and favors awards to key executives of stock and/or cash based on Cleco’s stock price appreciation and other measures of performance. The basis for this position is the Committee’s belief that Cleco benefits by providing those persons who have substantial responsibility for the management and growth of Cleco with additional incentives. Under the LTIP, executive officers may be eligible to receive performance-based and other grants of restricted stock, related opportunity shares, common stock equivalent units, restricted unit grant awards, related opportunity units, stock options and stock appreciation rights, giving them the right to receive or purchase shares of Cleco common stock under specified circumstances or to receive cash awards based on Cleco’s stock price appreciation or the achievement of pre-established long-term performance goals. The Committee believes that such programs are also important as a means of retaining senior management over the long term. The number of shares of Cleco common stock and other awards granted to executive officers under the LTIP are based on competitive compensation practices and performance as compared to companies in the Incentive Plan Peer Group as described above.

Prior to 2006, provisions of the long-term performance-based restricted stock grants program required an additional three-year holding period following vesting before any shares could be sold or transferred. Because of this requirement, the LTIP provided for the payment of a tax gross-up on the value of the shares earned in each performance cycle. This allowed executives to avoid selling shares to cover the tax liability, thereby encouraging long-term stock ownership. The added value resulting from the tax gross-up was considered when determining the target award level for each executive. Grants of performance-based restricted stock under the LTIP were made to all Named Executives in 2005, with a potential value, if any, based on Cleco’s performance during a three-year performance cycle and as compared to the Incentive Plan Peer Group over the same period. In recent years, in order for performance-based restricted stock and opportunity shares to be earned, two criteria had to be met. First, in order for any payout to occur, Cleco’s relative total shareholder return had to be at or above the 40th percentile of an industry peer group selected at the beginning of each performance period and approved by the Committee. Second, if relative total shareholder return met the 40th percentile threshold, the actual payout was determined by performance on objective measures, which included compound growth in net income and return on investment over the performance period. For the thirteenth three-year performance cycle, which ended December 31, 2005, Cleco’s total return to shareholders placed it at the 65th percentile compared to the Incentive Plan Peer Group in effect at the time of the grant. As a result of the compound growth in net income and return on investment over the three-year period, the Committee approved an award payout at 142.5% of target. Cleco’s relative total shareholder return, growth in net income and return on investment over the three-year period compared to its performance measures yielded a payout at 142.0% of target.

Beginning with the fourteenth cycle granted in January 2004, in order to more closely reflect competitive practice, relative total shareholder return (TSR) is used as the sole performance measure. TSR at the end of the three-year performance cycle, at or above the 30th percentile (threshold performance), would result in a payout between 30% of target (at threshold performance) and a maximum of 200% of target (for being the highest performer). For 2004, the Committee approved the use of companies in the S&P Small and MidCap Multi and Electric Utilities Index, with the performance of the top two and bottom two companies removed from the final comparison for LTIP incentive award purposes, and for 2005, the Committee approved the use of companies in the S&P Small and MidCap Electric Utilities Index, with the performance of the top two and bottom two companies removed from the final comparison for LTIP incentive award purposes. For 2006, the Committee has again approved the use of companies in the S&P Small and MidCap Electric Utilities Index as the peer group. However, only the performance of the top and bottom companies will be removed from the final comparison for LTIP incentive award purposes due to a decrease in the number of companies now included in the S&P Small and MidCap Electric Utilities Index.

Beginning in 2006, awards under the LTIP will not contain the tax gross-up feature. Any awards for the sixteenth performance cycle beginning January 1, 2006, and ending December 31, 2008, will be made in equal amounts of shares of restricted stock and common stock equivalent units. A three-year holding period will apply to the shares of restricted stock delivered at the discretion of the Committee. The common stock equivalent units will be paid in cash at the end of the performance period if established performance measures are achieved and should allow executives to satisfy the tax liability incurred as a result of the award without selling awarded shares. In addition, dividends on the shares of restricted stock and dividend equivalents on the common stock equivalent units will be accrued during the performance period and paid at the end of the performance period in conjunction with any earned payout. The Committee believes this arrangement continues to encourage long-term stock ownership by the Named Executives, as well as other key executives and is better aligned with the interests of shareholders.

Grants of time-based restricted stock were made to three of the Named Executives in May 2005. These grants were made in conjunction with mid-year promotions and will vest at December 31, 2007. There was no tax gross-up feature associated with these restricted stock grants. See “LTIP—Grants in May 2005” above for the amount of the grants.

Additional Stock Awards

In recognition of continued service to Cleco through the Perryville bankruptcy process, the Committee approved the payment of additional stock awards under the LTIP. In 2003, there were no awards paid to executive officers under the AIP primarily due to the large impairment charge incurred in 2003 relating to the Perryville Power Station. Upon completion of the Perryville bankruptcy process in 2005, the Committee decided to grant additional awards to eligible AIP participants in the form of Cleco common stock, pursuant to the LTIP, net of applicable taxes payable. The shares vested as of December 31, 2005 and carry no restrictions.

2005 Compensation for the President and Chief Executive Officer

The Committee believes that the role of the chief executive officer is vitally important in reaching corporate goals and accomplishing organizational objectives. As such, for 2005, the Committee made the following recommendations or determinations regarding the compensation for Mr. Madison:

•	Base Salary—Based on Mr. Madison’s role as President and Chief Operating Officer of Cleco Power, his base salary was increased in January 2005 from $285,000 to $300,000, a 5.3% increase. Mr. Madison was promoted to president and chief executive officer of Cleco Corporation in May 2005. At that time, he received a base salary adjustment to $400,000. In January 2006, his salary was increased to $425,000. Even with this adjustment, his base pay remains below most peers in the industry and below the 50th percentile of the Base Peer Group.

•	Annual Incentive—Mr. Madison was eligible to participate in the AIP for 2005 as discussed above. The chief executive officer’s 2005 target award was 65% of base salary. Based on the results of the AIP’s performance measures, Mr. Madison received an award under the AIP of 148.3% of target, or 96.4% of his base pay, equal to $385,762. In January 2006, Mr. Madison’s 2006 target award was increased from 65% of his base salary to 70% by the Committee.

•	Long-Term Incentive Plan—In January 2005, Mr. Madison was granted 8,255 shares of restricted stock for the three-year performance cycle to end on December 31, 2007. Additionally, upon his promotion to chief executive officer, a grant of time-based, restricted stock was approved for Mr. Madison in May 2005. The grant, in the amount of 4,450 shares, will vest at December 31, 2007 and has no tax gross-up feature. The number of shares of stock and other awards granted to the chief executive officer under the LTIP is based on competitive practices within the defined competitive market for the position. Administration is consistent with the provisions of the plan as described above in “Long-Term Incentive Compensation Plan.” For the three-year performance cycle ended December 31, 2005, the chief executive officer’s award was 142.5% of the target, or 4,275 shares. In January 2006, Mr. Madison received a grant of 13,680 target shares of restricted stock and 13,680 common stock equivalent units for the three-year performance period to end on December 31, 2008.

•	Additional Stock Award—In January 2006, additional stock awards under the LTIP were issued to eligible AIP participants in recognition of their continued service to Cleco through the resolution of the Perryville bankruptcy process. The awards were made in the form of Cleco common stock, pursuant to the LTIP, net of applicable taxes payable and were fully vested as of December 31, 2005. Mr. Madison received an award of shares of common stock valued at $108,301. There are no restrictions on these shares of Cleco common stock.

For fiscal year 2005, the Committee made the following recommendations regarding the compensation of Cleco’s former president and chief executive officer (“CEO”), Mr. David M. Eppler, who retired effective July 1, 2005:

•	Base Salary—Mr. Eppler retired effective July 1, 2005. In January 2005, the Committee determined not to make an adjustment in Mr. Eppler’s compensation for the portion of the year during which he remained CEO. The Committee granted a $50,000 lump sum payment at the time of Mr. Eppler’s retirement based on his significant contributions to Cleco. This payment was unrelated to retirement and other benefits otherwise payable to Mr. Eppler under Cleco’s employee benefit programs.

•	Annual Incentive—Mr. Eppler was eligible to participate in the AIP for 2005 as discussed above. His 2005 target award was 65% of base salary. Based on the results of the AIP’s performance measures, Mr. Eppler received an award under the AIP of 148.3% of target, prorated based on the number of months of service during 2005, equal to $205,027.

•	Long-Term Incentive Plan—In January 2005, Mr. Eppler was granted 15,946 shares of restricted stock for the three-year performance cycle to end on December 31, 2007. As provided in the plan, upon retirement, Mr. Eppler was awarded a total of 58,994 shares of Cleco common stock. This payout represents a prorated portion of restricted and opportunity shares for the three-year performance cycles ending December 31, 2005, 2006 and 2007. In addition, Mr. Eppler received a prorated portion of the time-based restricted shares granted to him in January 2004 reduced for required tax withholding (1,504 shares).

•	Additional Stock Award—In January 2006, additional stock awards under the LTIP were issued to eligible AIP participants in recognition of their continued service to Cleco through the resolution of the Perryville bankruptcy process. Since Mr. Eppler is retired and no longer eligible to receive awards under the LTIP, his additional award was paid in cash. Mr. Eppler received a cash award of $162,748.

Summary

The Committee believes that base pay levels, compensation adjustments, and performance-based awards are reasonable and competitive with the compensation programs provided to officers and other executives by other companies of similar size and complexity to Cleco. The Committee believes further that the degree of performance sensitivity in the AIP continues to be reasonable, yielding awards that are directly linked to the annual financial and operational results of Cleco. The LTIP provides, in the view of the Committee, financial opportunities to participants and retention features for Cleco that are consistent with the relative returns that are generated on behalf of Cleco’s shareholders.

The Compensation Committee of the Board of Directors of Cleco Corporation

William H. Walker, Jr., Chairman

F. Ben James, Jr.

Elton R. King

William L. Marks

Ray B. Nesbitt

Compensation Committee Interlocks and Insider Participation

The members of the Committee are set forth above. There are no matters relating to interlocks or insider participation of the Committee members that Cleco is required to report.

PERFORMANCE GRAPH

The following performance graph compares the performance of Cleco common stock to the S&P 500 Index and to the Edison Electric Institute Index, which includes Cleco, for Cleco’s last five fiscal years. The graph assumes that the value of the investment in Cleco common stock and each index was $100 at December 31, 2000, and that all dividends were reinvested.

	December 31,
	2000	2001	2002	2003	2004	2005
Cleco	$100.00	$83.48	$56.03	$76.16	$90.06	$96.57
S&P 500 Index	$100.00	$88.17	$68.73	$88.41	$97.99	$102.80
EEI Index(1)	$100.00	$91.21	$77.77	$96.04	$117.97	$136.91

(1)	As of December 31, 2005, the Edison Electric Institute Index was comprised of: Allegheny Energy, Inc.; ALLETE, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Aquila, Inc.; Avista Corporation; Black Hills Corporation; CenterPoint Energy, Inc.; Central Vermont Public Service Corporation; CH Energy Group, Inc.; Cinergy Corp.; Cleco Corporation; CMS Energy Corporation; Consolidated Edison, Inc.; Constellation Energy Group, Inc.; Dominion Resources, Inc.; DPL, Inc.; DTE Energy Company; Duke Energy Corporation; Duquesne Light Holdings, Inc.; Edison International; El Paso Electric Company; The Empire District Electric Company; Energy East Corporation; Entergy Corporation; Exelon Corporation; FirstEnergy Corp.; FPL Group, Inc.; Great Plains Energy Incorporated; Green Mountain Power Corporation; Hawaiian Electric Industries, Inc.; IDACORP, Inc.; KeySpan Corporation; Maine & Maritimes Corporation; MDU Resources Group, Inc.; MGE Energy, Inc.; NiSource Inc.; Northeast Utilities; NorthWestern Corporation; NSTAR; OGE Energy Corp.; Otter Tail Corporation; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; PPL Corporation; Progress Energy, Inc.; Public Service Enterprise Group Incorporated; Puget Energy, Inc.; SCANA Corporation; Sempra Energy; Sierra Pacific Resources; The Southern Company; TECO Energy, Inc.; TXU Corp.; UIL Holdings Corporation; UniSource Energy Corporation; Unitil Corporation; Vectren Corporation; Westar Energy, Inc.; Wisconsin Energy Corporation; WPS Resources Corporation; and Xcel Energy Inc.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, composed entirely of independent directors (see “Proposal Number 1—Election of Three Class III Directors—Independence and Organization of the Board of Directors” above), includes five directors who also meet the additional requirements for independence as defined under the rules of the SEC and the NYSE listing standards applicable to audit committee members. The board of directors also has determined that Mr. Westbrook is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee operates under a written charter adopted by the board of directors in April 2000 and last revised in October 2005, a copy of which is posted on Cleco’s Web site at www.cleco.com.

Management has the responsibility for the preparation of Cleco’s financial statements, and PricewaterhouseCoopers LLP (the “Independent Auditors”) has the responsibility for the audit of those statements. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of Cleco’s independent registered public accounting firm; reviews the scope of audits; reviews and recommends to the board of directors financial reporting and accounting practices; and reviews Cleco’s procedures for internal auditing and the adequacy of the systems of internal controls of Cleco. On a quarterly basis, the Audit Committee reviews activity reported through Cleco’s Ethics Helpline, which provides a means for employees to anonymously seek guidance or report allegations of misconduct.

The Audit Committee held eight meetings, four of which were formal telephone meetings, during 2005. The meetings were designed to facilitate and encourage private communication between the Audit Committee and Cleco’s internal auditors, the Independent Auditors, and management.

During these meetings, the Audit Committee reviewed and discussed the financial statements with management of Cleco and the Independent Auditors. The discussions with the Independent Auditors included the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statements No. 89 and 90, (Audit Committee Communications). In addition, the Audit Committee received the written disclosures and the letter regarding independence from the Independent Auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed this information with the Independent Auditors.

Based on the review and discussions referred to above, the Audit Committee approved the inclusion of the audited financial statements in Cleco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

The Audit Committee of the Board of Directors of Cleco Corporation

W. L. Westbrook, Chairman

Brig. General Sherian G. Cadoria (U.S. Army Retired)

Richard B. Crowell

F. Ben James, Jr.

Robert T. Ratcliff, Sr.

PROPOSAL NUMBER 2—RATIFICATION OF APPOINTMENT OF CLECO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Cleco is asking the shareholders to ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The Audit Committee has appointed PricewaterhouseCoopers LLP as Cleco’s independent registered public accounting firm for the fiscal year ending December 31, 2006. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in Cleco’s and its shareholders’ best interests. Section 301 of the Sarbanes-Oxley Act of 2002 provides that the Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of Cleco’s independent registered public accounting firm.

The firm of PricewaterhouseCoopers LLP, or its predecessor, Coopers & Lybrand LLP, an independent registered public accounting firm, has served as auditors of Cleco and its predecessor continuously since 1952. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting of shareholders. If present, the representative will have an opportunity to make a statement during the meeting if he or she so desires and will respond to appropriate questions raised during the meeting.

RELATIONSHIP WITH ACCOUNTANTS

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for Cleco by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2005 and 2004 were as follows:

	2005	2004
Audit	$2,504,884	$1,428,465
Audit Related	118,600	118,126
Tax	173,236	173,728
All Other	—	—

Total	$2,796,720	$1,720,319

The Audit fees for 2005 were for professional services rendered for the audits of Cleco’s consolidated financial statements; the review of those financial statements included in Cleco’s quarterly reports on Form 10-Q; the audit of the financial statements of certain Cleco subsidiaries; testing required by Section 404 of the Sarbanes-Oxley Act of 2002; issuance of comfort letters; and assistance with review of documents filed with the SEC. The Audit fees for 2005 include $0.8 million associated with the 2004 audit of Cleco’s financial statements. The Audit fees for 2004 were for professional services rendered for the audits of Cleco’s consolidated financial statements; the review of those financial statements included in Cleco’s quarterly reports on Form 10-Q; testing required by Section 404 of the Sarbanes-Oxley Act of 2002; issuance of comfort letters; prospectus supplement review; and assistance with review of documents filed with the SEC.

The Audit Related fees billed during 2005 and 2004 were for accounting consultations and assurance and other services related to employee benefit plan audits.

The Tax fees billed during 2005 and 2004 were for services related to tax compliance reviews, tax planning and tax advice, including assistance with and representation in tax audits and appeals; tax services for employee benefit plans; and requests for rulings or technical advice from tax authorities.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring its pre-approval of all audit and non-audit services provided by the Independent Auditors. The policy requires the general pre-approval of annual audit services and specific pre-approval of all other permitted services. In determining whether to pre-approve permitted services, the Audit Committee considers whether such services are consistent with SEC rules and regulations. Furthermore, requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided. The Independent Auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Independent Auditors in accordance with this pre-approval and the fees for the services performed to date. All of the 2005 and 2004 audit and non-audit services described above were pre-approved by the Audit Committee in accordance with the policy described above and pursuant to applicable rules of the SEC.

The board of directors unanimously recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cleco’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

ANNUAL REPORT

The enclosed (i) 2005 Summary Review and (ii) Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (“2005 Form 10-K”), which contains Cleco’s consolidated financial statements for the year ended December 31, 2005, accompany the proxy material being mailed to all shareholders. The 2005 Summary Review and the 2005 Form 10-K are not a part of the proxy solicitation material.

PROPOSALS BY SHAREHOLDERS

Any shareholder who intends to present a proposal at the 2007 annual meeting of shareholders and who requests inclusion of the proposal in Cleco’s 2007 proxy statement and form of proxy, in accordance with applicable SEC rules, must file such proposal with Cleco no later than December 1, 2006. Proposals should be addressed to: Cleco Corporation, P. O. Box 5000, Pineville, Louisiana 71361-5000, Attn: Corporate Secretary.

The Bylaws of Cleco also require advance notice of other proposals by shareholders to be presented at any meeting of Cleco shareholders. In the case of the 2007 annual meeting of shareholders, the required notice generally must be received by the Cleco corporate secretary no later than December 21, 2006. In order for a matter to be properly presented at the meeting, the notice also must set forth as to each such matter of business proposed:

•	a brief description of the matter and the reasons for conducting it at the meeting;

•	the shareholder’s name and address;

•	the name of all other persons, if any, with whom the shareholder is acting in concert;

•	the class and number of Cleco shares beneficially owned by the shareholder;

•	the class and number of Cleco shares beneficially owned by all other persons, if any, with whom the shareholder is acting in concert; and

•	any material interest of the shareholder’s or any person with whom the shareholder is acting in concert in the business proposed.

If a shareholder desires to nominate a director or amend Cleco’s Amended and Restated Articles of Incorporation or Bylaws at the 2007 annual meeting, the Bylaws require that the shareholder give written notice to Cleco’s corporate secretary no later than October 22, 2006.

The notice for nomination of a director must set forth, in addition to certain information regarding the business experience of and the shareholder’s relationship to his/her nominee:

•	the number of Cleco shares beneficially owned by the shareholder;

•	the names of all other persons, if any, with whom the shareholder is acting in concert; and

•	the number of Cleco shares beneficially owned by each such person.

For information concerning nomination of directors by the Nominating/Governance Committee, see the discussion under “Proposal Number 1—Election of Three Class III Directors—Director Nomination Process” in this proxy statement.

The notice for amendment of Cleco’s Amended and Restated Articles of Incorporation or Bylaws must be accompanied by:

•	the text of the shareholder’s proposed amendment;

•	evidence, reasonably satisfactory to Cleco’s corporate secretary, of the shareholder’s status as a shareholder and the number of Cleco shares beneficially owned by the shareholder;

•	a list of the names of all other persons, if any, with whom the shareholder is acting in concert, and the number of Cleco shares beneficially owned by them; and

•	an opinion of counsel, reasonably satisfactory to Cleco’s board of directors, to the effect that Cleco’s Amended and Restated Articles of Incorporation or Bylaws, as amended, would not conflict with Louisiana law.

Shareholders may obtain a copy of Cleco’s Bylaws, in which these procedures are set forth, upon written request to Corporate Secretary, Cleco Corporation, P. O. Box 5000, Pineville, Louisiana 71361-5000.

OTHER MATTERS

Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others. If other matters properly come before the meeting or any adjournments or postponements, the persons named in the accompanying proxy and acting thereunder intend to vote in accordance with their best judgment.

All shares of Cleco common stock or Cleco preferred stock that a shareholder owns, no matter how few, should be represented at the annual meeting. The accompanying proxy therefore should be completed, signed, dated, and returned as soon as possible, or you should vote through the Internet as described in the enclosed proxy card.

By Order of Cleco’s Board of Directors,

Michael H. Madison
President, Chief Executive Officer and Director

March 10, 2006

APPENDIX A

MAP OF LOCATION OF ANNUAL MEETING SITE

Best Western Inn & Suites and Convention Center

A-1

APPENDIX B

CATEGORICAL STANDARDS FOR INDEPENDENCE

of the Board of Directors of Cleco Corporation

and the Board of Managers of Cleco Power LLC

As Last Revised on January 28, 2005

I.	INDEPENDENCE

As a matter of policy, the Board of Directors of Cleco Corporation and the Board of Managers of Cleco Power LLC (with respect to each, the “Board” of the “Company”) intends to maintain its independent character. Thus, at least a majority of the members of the Board (each a “Director”) will be independent, non-management Directors. No Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (other than as a Director), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

When assessing the materiality of a Director’s relationship with the Company, the Board shall consider the issue not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board may otherwise consider any facts and circumstances as it deems relevant to the determination of Director independence.

II.	CATEGORICAL STANDARDS

To assist the Board in making determinations of Director independence, and pursuant to Section 303A of the New York Stock Exchange Listed Company Manual (“Section 303A”), the Board will consider, at a minimum, the categorical standards set forth below. If a Director (or his or her immediate family member or certain other entities associated with the Director, as specified below) is engaged in any of the transactions or has any of the relationships specified below, or if within the one-year period preceding the Board determination, has been engaged in or has had any of the relationships specified below, then the Board will consider such transactions or relationships in assessing the materiality of the Director’s relationship with the Company.

A.	any transaction or series of similar transactions to which the Company or any of its subsidiaries is a party, in which the amount involved exceeds $60,000 and in which the Director or any member of the immediate family of such Director has a direct or indirect material interest;

B.	any relationship involving payments for property or services by a business or professional entity of which the Director is or within the last fiscal year has been an executive officer or owns, or during the last fiscal year has owned, of record or beneficially in excess of ten percent of the equity interests (an “Associated Business or Professional Entity”), to the Company or its subsidiaries in excess of five percent of (1) the Company’s consolidated gross revenues for its last full fiscal year or (2) such Associated Business or Professional Entity’s consolidated gross revenues for its last full fiscal year;

C.	any relationship involving payments for property or services by the Company or its subsidiaries to an Associated Business or Professional Entity in excess of five percent of (1) the Company’s consolidated gross revenues for its last full fiscal year or (2) such Associated Business or Professional Entity’s consolidated gross revenues for its last full fiscal year;

D.	any relationship involving the retention by the Company of a law firm of which the Director is, or during the last fiscal year has been, a member or counsel;

E.	any relationship involving the performance of services (other than as a participating underwriter in a syndicate) for the Company by an investment banking firm of which the Director is, or during the last fiscal year has been, a partner or an executive officer;

B-1

F.	any transaction involving indebtedness owed to the Company or its subsidiaries by the Director, any member of the immediate family of such Director, any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such Director is an executive officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, or any trust or other estate in which such Director has a substantial beneficial interest or as to which such Director serves as a trustee or in a similar capacity, including, without limitation, any transaction by which the Company, directly or indirectly, including through any subsidiary, extends or maintains credit, arranges for the extension of credit or renews an extension of credit, in the form of a personal loan to or for any such person or entity; and

G.	any significant business relationship involving the Director and a member of senior management of the Company.

For purposes of the categorical standards set forth above, a person’s immediate family shall include such person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law. For purposes of Section 303A, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934. Rule 16a-1(f) defines “officer” as the president, secretary, treasurer or principal financial officer, controller or principal accounting officer, any vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), and any other person who performs similar policy-making functions (see rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)). Executive officers of a parent or subsidiary of a company shall be deemed “executive officers” of such, if they perform such policy-making functions for such company.

None of the categorical standards set forth above shall apply to or include Director fees or other compensation of Directors under programs applicable to all Directors in their capacities as such. The categorical standards set forth in paragraphs (A) through (E) above shall not apply to or include payments that arise solely from the ownership of securities of the Company where no extra or special benefit not shared on a pro rata basis by all holders of such class of securities is received. The categorical standard set forth in paragraph (F) above shall not apply to any transaction involving indebtedness (or otherwise described therein) that was entered into prior to July 30, 2002 and has not been renewed or had any of its terms materially modified since such date. In addition, and subject to the foregoing provisions in this paragraph and the preceding paragraph, it is the intention of the Board that the categorical standards set forth in paragraphs (A) through (G) above be interpreted in a manner consistent with the corresponding provisions of the Board’s Conflicts of Interest and Related Policies.

III.	ADDITIONAL STANDARDS

The independence of a Director also shall be determined subject to the rules of Section 303A and any other applicable rules and regulations. Members of certain Board committees, such as the Audit Committee, are subject to heightened standards of independence under various rules and regulations.

B-2

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C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456 C0123456789 12345

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees. To elect three Class III directors each of whom will serve until the annual meeting in 2009, or until their successors are elected and qualified.

For Withhold	Instruction: Unless otherwise specified below, this proxy authorizes the proxies named on the reverse side of this card to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of Directors. To specify different instructions with regard to cumulative voting, mark the box below with an X and write your instructions on the line below.
01 - J. Patrick Garrett ☐ ☐

02 - F. Ben James, Jr. ☐ ☐	☐ _________________________________________

03 - Elton R. King ☐ ☐

B Issues

The Board of Directors recommends a vote FOR the following proposal.

For Against Abstain

2. To ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

☐ ☐ ☐

3. To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on the certificate or certificates representing shares to be voted by this proxy, as shown above. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.	Date (mm/dd/yyyy)
/ /

■	1 U P X	0 0 8 1 5 4 2	+

Proxy - Cleco Corporation

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 21, 2006

The undersigned hereby appoint(s) Michael H. Madison, R. O’Neal Chadwick, Jr. and Judy P. Miller or any of them (each with full power to act alone and with power of substitution), as proxies, to represent the undersigned, and to vote upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote all shares of capital stock of Cleco Corporation held of record by the undersigned as of the close of business on February 21, 2006, at the annual meeting of shareholders to be held on April 21, 2006, and any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no specific directions are given, your shares will be voted FOR each of the proposals, including FOR the election of the three Class III director nominees listed on the reverse side hereof. The proxies retain the right to cumulate common stock votes, and to allocate such votes among, one or more of the nominees for director as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to Cleco Corporation’s board of directors; unless the specific number of votes for directors is listed on the reverse side. The individuals designated above will vote in their discretion on any other matter that properly may come before the annual meeting and any adjournment(s) or postponement(s) thereof. The undersigned hereby revokes all proxies heretofore given in connection with the 2006 annual meeting of shareholders.

Please complete, sign, date and mail this proxy card in the accompanying postage-paid envelope unless you vote using the Internet.

Internet Voting Instructions

You can vote by Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

•	Go to the following web site:

www.computershare.com/expressvote

•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by the Internet, please DO NOT mail back this proxy card.

Proxies submitted by the Internet must be received by 12:59 a.m., Central Time, on April 20, 2006.

THANK YOU FOR VOTING

Cleco Corporation

c/o PROXY SERVICES CORPORATION

200 A Executive Drive

Edgewood, NY 11717

Vote-by-Internet

QUICK ««« EASY ««« IMMEDIATE

VOTER CONTROL NUMBER

Your vote is important. Please vote immediately.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. However, voting using the Internet does not allow you to cumulate votes in the election of directors. If you wish to cumulate your director votes in a specific manner, you must complete and mail in the proxy card and follow the instructions for cumulative voting on the card.

THE WEB ADDRESS IS www.proxyvoting.com/cleco

IF YOU VOTE BY INTERNET, PLEASE DO NOT MAIL THE PROXY CARD

THANK YOU FOR VOTING

☒	Please mark votes as in this example.	DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

This proxy will be voted as directed below on the proposals set forth in the proxy statement for the meeting.

	CLECO CORPORATION
The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.	FOR all nominees listed below, (except as marked to the contrary). ☐	WITHHOLD AUTHORITY to vote for all nominees listed below. ☐	2.	To ratify the Audit Committee’s appointment of the firm of PricewaterhouseCoopers LLP as Cleco Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	FOR `☐	AGAINST ☐	ABSTAIN ☐
1.	To elect three Class III directors each of whom will serve until the annual meeting in 2009, or until their successors are elected and qualified.		3.	To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.
(INSTRUCTION: To withhold authority to vote for any individual nominee, check the box to vote “FOR” all nominees and draw a line through the nominee’s name in the list below. Common stock units allocated under either plan may be cast cumulatively for one or more directors. To cumulate votes, place the number or percentage of votes for a director beside such director’s name on the line provided.)
Number or	01 J. Patrick Garrett			This proxy, when properly executed, will be voted in the manner directed herein by the undersigned participant(s). If no specific directions are given, shares subject to this proxy will NOT be voted by the trustee and/or the custodian, as applicable. The trustee and the custodian retain the right to cumulate votes for directors unless the specific number of votes for directors is listed beside the director’s name. The trustee and/or the custodian, as applicable, will vote, in their discretion, on any other matter that properly may come before the annual meeting and any adjournment(s) or postponement(s) thereof.
percentage of	02 F. Ben James, Jr.
votes, if cumulated:	03 Elton R. King

The undersigned hereby revokes all proxies heretofore given in connection with the 2006 annual meeting of shareholders with respect to common stock or preferred stock allocated to the undersigned.

Please sign exactly as your name appears in the plan records, as shown on the label above.

Signature:	Date:

DETACH HERE

P R O X Y

CLECO CORPORATION

PROXY SOLICITED ON BEHALF OF THE TRUSTEE OF THE

CLECO POWER LLC 401(k) SAVINGS AND INVESTMENT PLAN AND/OR THE

CUSTODIAN OF THE CLECO CORPORATION EMPLOYEE STOCK PURCHASE PLAN FOR THE ANNUAL

MEETING OF SHAREHOLDERS ON APRIL 21, 2006

The undersigned participant in the Cleco Power LLC 401(k) Savings and Investment Plan and/or the Cleco Corporation Employee Stock Purchase Plan hereby appoints, as applicable, JPMorgan Chase Bank, trustee of the Savings and Investment Plan and/or The Bank of New York, custodian of the Employee Stock Purchase Plan (each, as applicable, with full power of substitution), as proxy(ies) with respect to the number of whole and fractional units representing shares of common and preferred stock (if any) allocated to the undersigned’s accounts in the plan(s) as of the close of business on February 21, 2006, to represent the undersigned, and to vote upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote (and to cumulate votes, if applicable) at the annual meeting of shareholders to be held on April 21, 2006, and any adjournment(s) or postponement(s) thereof.

Please complete, sign, date and mail this proxy card in the accompanying postage-paid envelope unless you vote using the Internet.